Exhibit 10.62

HARMAN
400 Atlantic Street, 15th Floor
Stamford, CT 06901 USA
+1.203.328.3501
+1.203.328.3951

April 22, 2016

Personal & Confidential

Dr. Henry Tirri

Dear Henry:

On behalf of HARMAN International Industries, Incorporated (“HARMAN”), I am pleased to submit to you an offer for the position of EVP and Chief Technology Officer.  In this capacity you will report directly to Dinesh Paliwal, Chief Executive Officer and you will be a member of the HARMAN Executive Committee. You will be located at our offices in Stamford, Connecticut.  This offer provides the following:

Start Date:  Your start date will be June 1, 2016.

Base Salary:  Your annual base salary will be $500,000 payable in accordance with our corporate payroll schedule.

Bonus:  Beginning with fiscal year 2017, you will be eligible to participate in the Key Executive Officers Bonus Plan with a target bonus opportunity equal to 75% of your base salary and a 150% maximum. This bonus program is based upon HARMAN's achievement of its business plan, as well as your achievement of personal performance goals.

Long Term Incentive Program: You will be eligible to participate in HARMAN's long-term incentive program (“LTI”) at a level commensurate to your position. The next general grant is expected to be in September 2016.  The value and vehicle mix of LTI grants are subject to the annual review and approval by the Compensation & Option Committee (the “Committee”) of the Board of Directors.  The target value of the September 2016 grant for your role is anticipated to be $800,000; however the final amount will be determined by the Committee.  Historically, grants at your level are comprised of, at target, 60% Performance-Vested RSU’s which vest on the third anniversary of the grant date based upon achievement of performance targets, and 40% Time-Vested RSU’s which vest ratably over a three year period; however the final mix will be determined by the Committee.  Vesting of all awards is contingent upon you being employed by HARMAN on the vesting date(s).  The LTI grants will be subject to the terms and conditions of the grant award agreement as approved by the Committee.

As an organization, HARMAN has made the decision to add confidentiality, non-compete and non-solicitation provisions to our Long-Term Incentive Program.  Therefore, to be eligible to receive grants under the Program, you will be required to accept the terms of the grant agreement, which includes provisions for confidentiality, non-compete and non-solicitation.  Additional information will be provided at the time of the grant outlining the competitors that have been identified as part of the non-compete agreement.

Relocation Assistance: The position is based in Stamford, Connecticut and you have committed to moving to the New York City area. To this end, you will be eligible for relocation assistance as outlined in the HARMAN Relocation Policy. Before your relocation can be initiated you will be required to sign a Relocation Payback Agreement. Both the Policy and Payback Agreement will be provided to you by our relocation vendor upon your acceptance of our offer.

Duplicate Lease Payments:  To assist in your transition from the Palo Alto area to the New York City area, starting at the point in time when you begin incurring lease expenses in New York City, HARMAN will reimburse you for monthly lease costs in the amount of $x,xxx.00 for your apartment in Palo Alto through March 2017.  This reimbursement will be processed through payroll and reimbursements will be grossed up for tax purposes.

Car Allowance:  You will receive a car allowance of $1,500 per month paid in accordance with our regular payroll schedule.

Vacation:  You will be eligible for accrual of four (4) weeks of vacation annually.

Other Benefits:  Additional benefits, as defined by Company policy and governing plan documents, currently include medical, dental, vision, life insurance, short and long-term disability insurance, tuition reimbursement, 401(k) Retirement Savings Plan and all Company-paid holidays.   Eligibility to participate in these benefits commences as of your date of hire.

The Company will, in connection with your employment, withhold from any compensation and benefits payable to you all federal, state, city and other taxes as requested by you or that the Company is required to withhold pursuant to any law or government regulation or ruling.

HARMAN is not hereby offering you lifetime employment or employment for a fixed or implied period of time.  Either you or HARMAN may terminate your employment at any time, with or without cause or notice.  The at-will nature of your employment relationship cannot be changed except in a written document signed by you and me. Except as otherwise set forth above, upon termination of your employment, HARMAN will have no further obligations to you under this letter agreement.

Any dispute concerning termination of your employment shall be resolved by final and binding arbitration before a neutral arbitrator.  The arbitrator shall be selected by mutual agreement or in accordance with the procedures of the American Arbitration Association and the employment arbitration rules of the American Arbitration Association shall apply.  Such arbitration shall be conducted in Stamford, Connecticut or such other location as to which you and HARMAN agree.  The law of Connecticut, without regard to its choice of law rules, shall govern any such dispute, and the arbitrator shall not have authority to vary or alter the terms of this letter.

You will be expected to sign the Company’s standard form of Invention and Secrecy Agreement, which includes non-compete and non-solicitation provisions, on your start date.

Your acceptance of this offer and subsequent employment at HARMAN will be conditional upon HARMAN’s receipt of an acceptable background screen report which must be completed prior to your start date.  Please complete and return the attached background authorization form and credit check form (if applicable) within the next three (3) business days.

Pursuant to the requirements of the Immigration Reform & Control Act of 1986, all new hires must provide proof of identity and employment eligibility.  You will be required to provide satisfactory documented evidence of your identity and eligibility for employment in the United States, in accordance with the requirements of U.S. law within three (3) business days of your date of hire.

You acknowledge and agree that your acceptance of this offer will violate no agreements or arrangements with other individuals or entities, or duties to your current employer.  Please sign and return the original of this letter.  You should retain one copy of this letter for your files.

I look forward to working with you and welcome the contributions you will bring to this outstanding company.

Best regards,

John Stacey Chief Human Resources Officer HARMAN International Industries, Incorporated

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I hereby accept your offer of employment and agree to the provisions stated in this letter.   I acknowledge and agree that this letter constitutes the entire agreement between HARMAN and me and supersedes all prior verbal or written agreements, arrangements or understandings pertaining to my offer of employment.  I understand that I am employed at will and that my employment can be terminated at any time, with or without cause, at the option of either the Company or me.

I understand that I may be required to submit to a drug and alcohol screen. Refusal to submit to the drug and alcohol screen, or positive test results for drugs and/or alcohol, will result in the conditional offer of employment being withdrawn.

This offer of employment, if not previously accepted by you, will automatically expire seven (7) days from the date of this letter, although additional time for consideration of the offer can be made available if you find it necessary.

ACCEPTED AND AGREED:

/s/ Henry Tirri	4/30/2016
Henry Tirri	Date